Free Writing Prospectus

Filed Pursuant to Rule 433

Registration File No.: 333-142235

Sent: Monday, October 29, 2007 11:51 AM

Subject: CMBS: MLCFC 07-9 *Public* -PX GUIDANCE-

ML-CFC 2007-9 - New Issue $2.81bn Fixed Rate CMBS

ML-CFC Commercial Mortgage Trust 2007-9

Commercial Mortgage Pass-Through Certificates, Series 2007-9

Bookrunners:	Merrill Lynch, Countrywide

Co-Lead Managers: Merrill Lynch, Countrywide

Co-Managers:	Goldman Sachs, Morgan Stanley,
Loan Sellers:	Countrywide, Merrill Lynch, Eurohypo, Natixis, LNR

Rating Agencies:  Fitch, S&P

Structure:

CL	SIZE ($MM)	F/S	SubLvL	WAL	PRIN WIN	PX GDC
A-1	55.677	AAA/AAA	30.000%	2.70	1-55	S+55a
A-2	[258.109]*	AAA/AAA	30.000%	4.69	55-59	S+70a
A-3	[134.799]*	AAA/AAA	30.000%	6.68	80-82	S+70a
A-SB	90.437	AAA/AAA	30.000%	7.06	59-108	S+65a
A-4	[931.581]*	AAA/AAA	30.000%	9.61	108-118	S+65a
A-1A	496.931	AAA/AAA	30.000%	**NOT AVAILABLE**
AM	[210.087]*	AAA/AAA	20.000%	9.83	118-118	S+80a
AM-A	70.990	AAA/AAA	20.000%	**NOT AVAILABLE**
AJ	[168.068]*	AAA/AAA	12.000%	9.90	118-119	S+105a
AJ-A	56.793	AAA/AAA	12.000%	**NOT AVAILABLE**
B	31.621	AA+/AA+	10.875%	9.91	119-119	S+130a
C	21.081	AA/AA	10.125%	9.95	119-120	S+140a
D	28.107	AA-/AA-	9.125%	9.99	120-120	S+160a
E	24.595	A+/A+	8.250%	9.99	120-120	S+195a
F	24.594	A/A	7.375%	9.99	120-120	S+240a
XP	109.2**	AAA/AAA	N/A	N/A	N/A	T+190a

* the sizes A-2, A-3, A-4, AM and AJ will be determined by market demand up to the amount provided above.

** Estimated Proceeds

Final pricing may be in 1/2bp increments.

Collateral:	246 Loans, 566 Properties

 -Loan Sellers: CRF 42.4%, MLML 29.3%, EHY 18.0%, Natixis 9.1%, LNR 1.2%

 -Prop Types:   RT 26.1%, Multifamily 25.0%, OFF 19.5%, Hotel 9.7%, Mixed 8.3%, IND 6.7%, SS 4.6%, Healthcare 0.1%

 -Geo Dist:  CA 22.4% (South 14.4%, North 8.0%), NY 9.9% , FL 9.3%, TX 8.7%, GA 4.2%, Other 45.6%.

-DSCR/LTV	1.33x/71.8%
-Inv Grade:	0.0%

 -Top 10 Loans: 39.0% of the pool, DSCR: 1.35x, LTV: 75.4%

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-142235) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Information in this material regarding any assets backing any securities described or referred to herein supersedes all prior information regarding such assets that is contrary to the information contained herein.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities Corporation, Natixis Securities North America Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated and their affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities described or referred to herein or derivatives thereof (including options).

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* disclaimers of responsibility or liability;

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